BUSINESS WIRE	DIRECT LINE NUMBER
40 EAST 52ND STREET	(212) 752-9600
NEW YORK, NY 10022
FOR IMMEDIATE RELEASE

BNY MELLON ALCENTRA GLOBAL MULTI-STRATEGY CREDIT FUND, INC.
ANNOUNCES FINAL RESULTS OF QUARTERLY TENDER OFFER

NEW YORK, NY, February 19, 2021 — BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc. (the "Fund") today announced the final results of its quarterly tender offer (the "Tender Offer") for up to 2.5% of the Fund's issued and outstanding shares of common stock (the "Shares").

The Tender Offer, which expired at 5:00 p.m. Eastern time on February 18, 2021, was oversubscribed.

Therefore, in accordance with the terms and conditions of the Tender Offer, the Fund will purchase Shares from all tendering shareholders on a pro rata basis, after disregarding fractions, based on the number of Shares properly tendered ("Pro-Ration Factor"). The final results of the Tender Offer are provided in the table below.

Number of Shares	Number of Tendered	Pro- Ration Factor	Purchase Price*
Tendered	Shares to Be
	Purchased

187,943	64,666	0.34437	$101.86

*Purchase Price is equal to 100% of the Fund's net asset value per Share as of December 31, 2020.

If you have questions about the Tender Offer and hold Shares through a broker or other nominee holder, you can call your broker or other nominee holder directly. You may also call Georgeson LLC, the Fund's Tender Offer information agent, toll free at (877) 278-9670, with any questions.

This announcement is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell Shares. The terms and conditions of the Tender Offer were set forth in the Fund's Offer to Purchase, the related Letter of Transmittal and other related documents. The Fund filed with the Securities and Exchange Commission (the "SEC") a tender offer statement on Schedule TO and related exhibits, including an Offer to Purchase, a related Letter of Transmittal and other related documents (the "Offer Documents"). Shareholders may obtain copies of the Offer Documents, without charge, by contacting Georgeson LLC, the Fund's Tender Offer information agent, toll free at (877) 278-9670. Shareholders can also obtain the Offer Documents free of charge on the SEC's website at www.sec.gov.

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BNY Mellon Investment Adviser, Inc., the investment adviser for the Fund, is part of BNY Mellon Investment Management. BNY Mellon Investment Management is one of the world’s leading investment management organizations and one of the top U.S. wealth managers, with US $2.2 trillion in assets under management as of December 31, 2020. BNY Mellon Investment Management encompasses BNY Mellon’s affiliated investment management firms, wealth management organization and global distribution companies. Through an investor-first approach, BNY Mellon Investment Management brings to clients the best of both worlds: specialist expertise from eight world-class investment firms offering solutions across every major asset class, backed by the strength, stability, and global presence of The Bank of New York Mellon Corporation (NYSE: BK), one of the world’s most trusted investment partners, which has US $41.1 trillion in assets under custody and/or administration as of December 31, 2020.

BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation and may also be used as a generic term to reference the Corporation as a whole or its various subsidiaries generally. Additional information on BNY Mellon Investment Management is available on www.im.bnymellon.com. BNY Mellon Investment Management’s website is intended to allow investors public access to information regarding the Fund and does not, and is not intended to, incorporate the website in this release.

The Fund's investment returns and principal values will fluctuate so that an investor’s shares may be worth more or less than the original cost. There is no assurance that the Fund will achieve its investment objective.

For Press Inquiries:	For Other Inquiries:
BNY Mellon Investment Adviser, Inc.	BNY Mellon Securities Corporation
Benjamin Tanner	The National Marketing Desk
(212) 635-8676	240 Greenwich Street
New York, New York 10286
1-800-334-6899